Exhibit 23.2
Hays & Company llp
CERTIFIED PUBLIC ACCOUNTANTS
Globally: MOORE STEPHENS HAYS LLP
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement of Western Liberty Bancorp (formerly known as Global Consumer Acquisition Corp.) on Form S-1 as amended of our report dated March 16, 2009 on the financial statements of Western Liberty Bancorp as of and for the year ended December 31, 2008 and the period from June 28, 2007 (inception) to December 31, 2007, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Hays & Company LLP

Hays & Company LLP
April 13, 2011
New York, New York